Exhibit 99.1

Emerald Holding, Inc. Announces Mandatory Conversion Date

for Series A Convertible Participating Preferred Stock

NEW YORK, NY. (April 18, 2024) – Emerald Holding, Inc. (NYSE: EEX) (“Emerald”) announced today that it has delivered a notice of mandatory conversion to the holders of its Series A Convertible Participating Preferred Stock (OTC: EEXAP) (the “Series A Preferred Stock”).

The notice informs holders of the Series A Preferred Stock that Emerald has exercised its right to mandate that all outstanding shares of the Series A Preferred Stock will be converted (the “Mandatory Conversion”) to shares of Emerald’s common stock, par value $0.01 per share (the “Common Stock”), as detailed in the Certificate of Designations for the Series A Preferred Stock. The Mandatory Conversion will be effective on May 2, 2024 (the “Mandatory Conversion Date”).

In accordance with the Certificate of Designations, the Mandatory Conversion is being effectuated as a result of the closing share price on the NYSE for Emerald’s common stock exceeding $6.16 for at least 20 consecutive trading days.

Holders of the Series A Preferred Stock retain the option to convert their shares on a voluntary basis so long as such conversion occurs before the close of business on May 1, 2024, the business day immediately preceding the Mandatory Conversion Date.

As a result of the Mandatory Conversion, each share of Series A Preferred Stock outstanding on the Mandatory Conversion Date will be automatically converted into 1.97165806097004 shares of Common Stock. The shares of Common Stock are expected to be delivered to former holders of Series A Preferred Stock as promptly as possible following the Mandatory Conversion Date. Cash will be paid in lieu of fractional shares of Common Stock.

As of the date hereof, there are 71,402,607 shares of Series A Preferred Stock outstanding, as a result of which up to 140,781,525 newly issued shares of Common Stock will be issued upon the Mandatory Conversion Date, assuming no voluntary conversions by holders of the Series A Preferred Stock prior to such date. Currently, there are approximately 63,055,460 shares of Common Stock outstanding.

Following the Mandatory Conversion Date, no shares of Series A Preferred Stock will remain outstanding, and all rights of the former holders of Series A Preferred Stock will have terminated. No additional premium or interest will accrue or be payable on the Series A Preferred Stock following the Mandatory Conversion Date.

About Emerald:

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http//www.emeraldx.com/.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, Emerald’s mandatory conversion and settlement of its Series A Convertible Participating Preferred Stock. These statements involve risks and uncertainties, including, but not limited to, political, economic, governmental and public health factors outside of the Company’s control that may cause its actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Holding, Inc
Investor Relations

investor.relations@emeraldx.com